UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 27, 2014

AllDigital Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	333-141676	20-5354797
(State or other jurisdiction of incorporation or organization)	Commission File Number	IRS Employer Identification Number

220 Technology Drive, Suite 100, Irvine, California	92618
(Address of Principal Executive Offices)	(Zip Code)

(949) 250-7340
Registrant’s Telephone Number, Including Area Code:

(Former name, former address, and formal fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement.

On January 27, 2014, the Board of Directors of AllDigital Holdings, Inc. (the “Company”) appointed Michael Linos to serve on the Board of Directors of the Company and serve as Executive Vice President Sales of the Company and its subsidiaries. In connection with his appointment as Executive Vice President Sales, Michael Linos entered into an Employment Agreement with the Company’s wholly owned subsidiary, AllDigital, Inc. on January 27, 2014 (the “Employment Agreement”).

Under the terms of the Employment Agreement, Mr. Linos will receive a base salary of $144,000 per annum, an opportunity to earn an annual bonus equal to 50% of his base salary upon achievement of certain performance measures on a quarterly basis. Mr. Linos will also be entitled to participate in the Company’s benefit plans on terms consistent with those generally applicable to the Company’s other executives and will be required to sign the Company’s standard confidentiality, proprietary information and invention assignment agreement.

Mr. Linos’ employment relationship is “at-will.” The Employment Agreement includes a provision relating to the protection of confidential information, a covenant by the executive officer to work and reside in Orange County, California, a non-competition covenant during the term of his employment and a 12-month non-solicitation covenant. Under the terms of the Employment Agreement, if Linos’ employment is terminated by him for good reason, which includes, (i) a material change in the terms and conditions of his employment, (ii) a change in the principal place of employment materially increasing his commute time, or (iii) any other event that is a functional equivalent of an involuntary termination and which falls within the safe-harbor provisions related to termination for good reason set forth in the regulations implementing Section 409A of the Internal Revenue Code, he is entitled to a severance benefit equal to his base salary and health benefits for one year. If the executive officer is terminated by the Company without cause, he is entitled to a severance benefit equal to one year of his base salary and health benefits for one year. Linos will not be entitled to any severance if his employment is terminated at any time by the Company with cause or by Linos without good reason. Upon Linos’ termination by the Company for certain enumerated reasons, the Company will have the right to repurchase any shares of common stock of the Company beneficially owned by Linos on the effective date of his termination at a per share purchase price of $0.15.

Under the terms of the Employment Agreement, Linos will be issued 1,000,000 shares of the Company’s common stock on each of January 27, 2015 and January 27, 2016. Any unissued shares to which Linos may become eligible under the terms of his Employment Agreement will accelerate at Linos’ option upon a change of control.

Item 3.02 Unregistered Sales of Equity Securities

On January 27, 2014, the Company issued 2,250,000 shares of its common stock (the “Shares”) to Michael Linos at a purchase price of $0.15 per share. The Shares were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 promulgated by the Securities and Exchange Commission thereunder.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

On January 23, 2014, Timothy Napoleon resigned from the Board of Directors of the Company. On January 27, 2014, the Board of Directors of the Company appointed Michael Linos to fill the vacancy on the Board of Directors of the Company.

The description of the Employment Agreement in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

10.1	Employment Agreement between the Company and Michael Linos.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 31, 2014	ALLDIGITAL HOLDINGS, INC.
a Nevada corporation

	By:	/s/ Paul Summers
	Name:	Paul Summers
	Title:	Chief Executive Officer